                EXHIBIT (11)  COMPUTATION OF PER SHARE EARNINGS
                                  (unaudited)

                                                   Three Months Ended            Nine Months Ended
                                                      September 30                  September 30
                                                   ------------------            -----------------
                                                   1995          1994            1995         1994
                                                   ----          ----            ----         ----
EQUIVALENT SHARES:

Average shares outstanding                      368,308,232   355,175,499    361,991,462   354,051,146

Additional Shares due to:
Stock options                                     4,613,807     4,319,838      4,525,983     3,816,456

Series C preferred Shares                        36,000,000    36,000,000     36,000,000    21,948,387
                                                -----------   -----------    -----------   -----------

Total equivalent shares -
  primary                                       408,922,039   395,495,337    402,517,445   379,815,989
Additional Series B shares
  under "if converted"
  assumption                                     24,667,500             -     29,601,000             -
Other potentially issuable
  shares                                             97,754        89,179        137,941        35,729
                                                -----------   -----------    -----------   -----------
Total equivalent
  shares-fully diluted                          433,687,293   395,584,516    432,256,386   379,851,718
                                                ===========   ===========    ===========   ===========
ADJUSTED EARNINGS
(in millions):

Income from Continuing
  Operations                                        $    24      $    70         $    82       $   152
Less:  Series B preferred
  stock dividends                                         9           13              34            38
                                                    -------      -------         -------       -------
Adjusted income from
  Continuing Operations                             $    15      $    57         $    48       $   114
                                                    -------      -------         -------       -------
Income (loss) from
  Discontinued Operations                           $   (76)     $     3         $   (60)      $    32
                                                    -------      -------         -------       -------
Adjusted net income (loss)                          $   (61)     $    60         $   (12)      $   146
                                                    =======      =======         =======       =======

PRIMARY EARNINGS (LOSS) PER SHARE
From Continuing Operations                          $  0.04      $  0.14         $  0.12       $  0.30
From Discontinued Operations                          (0.19)        0.01           (0.15)         0.08
                                                    -------      -------         -------       -------
Primary earnings (loss)
  per share (a)                                     $ (0.15)     $  0.15         $ (0.03)      $  0.38
                                                    =======      =======         =======       =======

FULLY DILUTED EARNINGS (LOSS) PER SHARE
From Continuing Operations                          $  0.05      $  0.14         $  0.19       $  0.30
From Discontinued Operations                          (0.17)        0.01           (0.14)         0.08
                                                    -------      -------         -------       -------
Fully diluted earnings
  (loss) per share (a)                              $ (0.12)     $  0.15         $  0.05       $  0.38
                                                    =======      =======         =======       =======



(a) For earnings per share using an alternative treatment for the Series C Preferred Shares, see note 9 to the condensed consolidated financial statements included in Part I of this report
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